Exhibit 23.1

                    IRVINE APARTMENT COMMUNITIES, INC.
                      CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Irvine Apartment Communities, Inc. for the registration of up to $350,000,000 of debt securities, preferred stock, common stock and warrants and to the incorporation by reference therein of our reports dated January 31, 1997, with respect to the consolidated financial statements of Irvine Apartment Communities, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                                         ERNST & YOUNG LLP


Newport Beach, California

July 1, 1997